HOME EQUITY ASSET TRUST 2006-5

____________________________________________________

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – ARM Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 21.7% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	3,278
Total Outstanding Loan Balance	$714,093,180*	Min	Max
Average Loan Current Balance	$217,844	$27,976	$999,332
Weighted Average Original LTV	79.2%
Weighted Average Coupon	7.86%	5.25%	12.31%
Arm Weighted Average Coupon	7.86%
Fixed Weighted Average Coupon	0.00%
Weighted Average Margin	5.98%	2.25%	10.15%
Weighted Average FICO (Non-Zero)	631
Weighted Average Age (Months)	4
% First Liens	100.0%
% Second Liens	0.0%
% Arms	100.0%
% Fixed	00.0%
% of Loans with Mortgage Insurance	0.0%

·

ARM loans will be approximately [$736,000,000] of the total [$850,000,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	10	3,640,256	0.5	5.42	76.9	627
5.51 - 6.00	75	23,238,049	3.3	5.86	75.2	644
6.01 - 6.50	142	37,175,363	5.2	6.32	77.4	646
6.51 - 7.00	406	105,352,975	14.8	6.82	77.5	649
7.01 - 7.50	463	105,754,278	14.8	7.30	78.3	648
7.51 - 8.00	717	155,683,158	21.8	7.80	79.1	638
8.01 - 8.50	493	101,221,831	14.2	8.28	79.6	625
8.51 - 9.00	443	89,091,311	12.5	8.77	80.6	618
9.01 - 9.50	252	45,421,469	6.4	9.28	82.0	598
9.51 - 10.00	170	31,373,241	4.4	9.78	83.2	595
10.01 - 10.50	47	8,433,276	1.2	10.25	83.6	574
10.51 - 11.00	46	5,711,846	0.8	10.72	85.0	565
11.01 - 11.50	11	1,343,897	0.2	11.25	82.3	584
11.51 - 12.00	2	440,401	0.1	11.67	78.2	509
12.01 - 12.31	1	211,828	0.0	12.31	80.0	508
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	1	90,911	0.0	9.53	71.7	0
476 - 500	3	580,010	0.1	8.60	77.6	500
501 - 525	101	18,547,670	2.6	9.06	74.2	515
526 - 550	202	36,571,590	5.1	8.75	75.6	538
551 - 575	241	45,516,349	6.4	8.40	78.5	564
576 - 600	503	97,969,477	13.7	8.09	78.2	589
601 - 625	663	142,347,843	19.9	7.81	79.2	613
626 - 650	589	130,956,311	18.3	7.67	80.2	639
651 - 675	421	105,625,498	14.8	7.60	79.9	662
676 - 700	237	59,416,332	8.3	7.56	80.1	687
701 - 725	151	36,171,553	5.1	7.58	80.9	713
726 - 750	92	22,543,691	3.2	7.46	80.0	736
751 - 775	42	9,770,409	1.4	7.58	81.4	762
776 - 800	26	6,417,956	0.9	7.40	82.1	788
801 - 812	6	1,567,581	0.2	7.85	79.0	807
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
27,976 - 50,000	20	845,031	0.1	8.88	73.7	640
50,001 - 100,000	444	35,621,041	5.0	8.63	80.6	613
100,001 - 150,000	756	94,753,363	13.3	8.08	78.2	620
150,001 - 200,000	636	110,709,128	15.5	7.95	78.5	621
200,001 - 250,000	422	94,142,965	13.2	7.87	78.7	626
250,001 - 300,000	284	77,881,099	10.9	7.80	79.9	633
300,001 - 350,000	226	73,231,524	10.3	7.84	79.9	634
350,001 - 400,000	168	62,656,833	8.8	7.70	79.8	637
400,001 - 450,000	115	48,726,645	6.8	7.69	79.0	647
450,001 - 500,000	81	38,694,038	5.4	7.64	78.8	655
500,001 - 550,000	50	26,283,122	3.7	7.66	80.0	638
550,001 - 600,000	29	16,662,014	2.3	7.60	81.8	643
600,001 - 650,000	15	9,380,615	1.3	7.03	82.7	647
650,001 - 700,000	12	8,187,710	1.1	7.29	82.1	634
700,001 - 750,000	7	5,188,484	0.7	7.33	79.7	662
750,001 - 800,000	4	3,144,212	0.4	7.70	81.7	635
800,001 - 850,000	4	3,326,539	0.5	6.88	82.2	677
850,001 - 900,000	2	1,764,983	0.2	8.98	74.8	613
900,001 - 950,000	1	934,500	0.1	7.25	70.0	655
950,001 - 999,332	2	1,959,332	0.3	8.50	60.1	679
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
12.75 - 50.00	69	10,931,938	1.5	7.71	41.8	609
50.01 - 55.00	27	5,072,715	0.7	7.60	52.2	591
55.01 - 60.00	58	13,436,875	1.9	7.72	58.3	602
60.01 - 65.00	108	22,650,071	3.2	7.62	63.3	593
65.01 - 70.00	167	39,095,381	5.5	7.68	68.8	603
70.01 - 75.00	335	74,086,539	10.4	7.65	74.4	623
75.01 - 80.00	1,674	366,609,371	51.3	7.71	79.8	644
80.01 - 85.00	295	68,616,839	9.6	8.21	84.5	615
85.01 - 90.00	391	82,851,044	11.6	8.42	89.7	627
90.01 - 95.00	119	25,161,786	3.5	8.53	94.8	637
95.01 - 100.00	35	5,580,621	0.8	8.72	99.9	648
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	808	168,759,412	23.6	8.35	79.2	630
0.50	8	789,588	0.1	8.34	87.5	636
1.00	142	38,593,966	5.4	7.89	78.9	645
2.00	1,916	414,737,929	58.1	7.74	79.4	627
3.00	404	91,212,285	12.8	7.52	78.6	647
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,871	374,947,958	52.5	7.66	79.4	616
Reduced	844	200,182,417	28.0	8.02	79.6	656
Stated Income / Stated Assets	549	136,151,356	19.1	8.18	78.4	636
No Income / No Assets	14	2,811,449	0.4	8.93	66.4	658
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	2,968	655,967,785	91.9	7.82	79.0	628
Second Home	21	4,228,593	0.6	8.49	81.8	644
Investor	289	53,896,802	7.5	8.34	82.4	672
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	581	207,094,889	29.0	7.44	78.4	645
Florida	466	97,564,637	13.7	7.98	79.6	628
Illinois	226	44,997,944	6.3	8.25	80.1	630
Arizona	212	43,941,888	6.2	7.77	78.0	621
Maryland	124	30,288,694	4.2	8.13	78.0	616
Nevada	119	28,864,963	4.0	7.59	78.3	632
Washington	112	23,876,666	3.3	7.70	80.2	630
New Jersey	88	22,356,847	3.1	8.28	74.6	628
Virginia	91	20,871,977	2.9	8.05	80.7	625
Colorado	82	14,887,307	2.1	7.65	79.6	632
Oregon	66	14,260,993	2.0	7.78	79.7	640
Pennsylvania	84	13,663,967	1.9	7.88	76.5	622
Texas	102	13,384,590	1.9	8.27	80.9	619
Georgia	82	12,796,944	1.8	8.01	81.2	630
Michigan	83	9,523,549	1.3	8.52	83.0	614
Other	760	115,717,324	16.2	8.24	81.2	622
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,657	347,032,770	48.6	7.79	81.1	652
Refinance - Rate Term	168	38,214,919	5.4	7.75	77.7	621
Refinance - Cashout	1,453	328,845,491	46.1	7.95	77.4	611
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	2,109	435,739,487	61.0	7.91	79.5	626
Arm 2/28 - Balloon 40/30	590	141,106,237	19.8	7.92	79.6	632
Arm 2/28 - Dual 40/30	93	28,662,655	4.0	7.77	78.5	632
Arm 3/27	218	48,077,649	6.7	7.83	79.1	651
Arm 3/27 - Balloon 40/30	30	6,180,107	0.9	7.27	78.5	639
Arm 3/27 - Balloon 45/30	200	46,005,691	6.4	7.56	77.4	653
Arm 5/25	26	5,151,157	0.7	7.10	75.5	660
Arm 5/25 - Balloon 40/30	4	681,797	0.1	7.56	70.0	639
Arm 5/25 - Balloon 45/30	4	1,677,119	0.2	7.11	77.5	634
Arm 6 Month	4	811,281	0.1	7.64	87.9	667
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	2,482	525,923,648	73.6	7.87	79.0	629
PUD	370	92,674,191	13.0	7.65	80.2	628
Condo	232	45,887,988	6.4	8.06	79.8	644
2 Family	138	33,756,921	4.7	8.09	79.6	643
3-4 Family	56	15,850,433	2.2	7.79	79.0	686
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	79	18,427,550	2.6	7.56	77.3	680
4.01 - 4.50	67	15,446,562	2.2	7.18	75.5	653
4.51 - 5.00	220	46,333,781	6.5	7.55	78.1	635
5.01 - 5.50	648	148,891,356	20.9	7.69	78.9	644
5.51 - 6.00	754	176,269,698	24.7	7.61	78.8	630
6.01 - 6.50	517	109,285,210	15.3	7.75	79.9	631
6.51 - 7.00	542	119,663,241	16.8	8.18	80.0	623
7.01 - 7.50	208	35,432,209	5.0	8.37	79.7	618
7.51 - 8.00	150	28,086,848	3.9	8.93	80.5	609
8.01 - 8.50	62	10,583,562	1.5	9.25	81.6	577
8.51 - 9.00	21	3,431,501	0.5	9.82	87.5	586
9.01 - 10.15	10	2,241,664	0.3	10.36	86.0	599
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
4 - 6	4	811,281	0.1	7.64	87.9	667
7 - 9	1	58,486	0.0	7.99	80.0	616
10 - 12	21	4,152,212	0.6	6.78	82.6	645
13 - 15	307	69,750,704	9.8	6.67	79.1	630
16 - 18	116	30,092,413	4.2	7.28	80.0	652
19 - 21	1,118	248,468,067	34.8	8.03	79.3	624
22 - 24	1,231	253,249,277	35.5	8.22	79.6	628
25 - 27	22	5,829,599	0.8	6.96	77.8	652
28 - 30	9	2,143,565	0.3	7.43	79.3	636
31 - 33	142	33,273,502	4.7	7.83	79.6	659
34 - 36	273	58,754,002	8.2	7.66	77.4	647
37 >=	34	7,510,073	1.1	7.14	75.5	652
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.85 - 11.50	30	9,771,343	1.4	6.02	74.9	637
11.51 - 12.00	124	37,628,235	5.3	6.28	76.9	647
12.01 - 12.50	165	42,067,903	5.9	6.63	78.1	645
12.51 - 13.00	387	96,180,204	13.5	7.00	77.2	645
13.01 - 13.50	455	101,254,410	14.2	7.44	78.4	642
13.51 - 14.00	711	160,616,315	22.5	7.87	79.4	637
14.01 - 14.50	453	94,598,844	13.2	8.29	79.1	626
14.51 - 15.00	377	72,970,501	10.2	8.71	80.2	621
15.01 - 15.50	227	41,755,798	5.8	9.01	82.5	608
15.51 - 16.00	171	30,794,021	4.3	9.40	83.0	600
16.01 - 16.50	76	12,433,189	1.7	9.60	82.8	592
16.51 - 17.00	71	9,939,291	1.4	10.16	85.2	577
17.01 - 17.50	16	2,337,973	0.3	10.71	84.5	586
17.51 - 18.00	13	1,444,138	0.2	10.79	86.3	581
18.01 - 18.31	2	301,016	0.0	11.95	81.5	543
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.75 - 5.50	27	7,782,536	1.1	6.40	78.1	637
5.51 - 6.00	148	42,382,395	5.9	6.74	77.4	642
6.01 - 6.50	172	42,878,319	6.0	6.57	77.5	642
6.51 - 7.00	433	110,405,533	15.5	6.97	77.8	647
7.01 - 7.50	461	104,600,191	14.6	7.38	77.9	644
7.51 - 8.00	688	149,428,115	20.9	7.84	79.0	637
8.01 - 8.50	456	91,903,491	12.9	8.30	79.8	626
8.51 - 9.00	402	78,812,792	11.0	8.78	80.9	619
9.01 - 9.50	232	41,812,424	5.9	9.28	81.7	597
9.51 - 10.00	159	29,162,953	4.1	9.77	83.5	595
10.01 - 10.50	44	7,708,795	1.1	10.26	83.3	572
10.51 - 11.00	42	5,219,509	0.7	10.73	85.6	568
11.01 - 11.50	11	1,343,897	0.2	11.25	82.3	584
11.51 - 12.31	3	652,229	0.1	11.88	78.8	508
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	5	958,872	0.1	7.48	79.8	626
1.50	31	7,543,386	1.1	7.46	79.1	626
2.00	411	99,287,237	13.9	8.02	77.7	624
3.00	2,831	606,303,685	84.9	7.84	79.5	633
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	3,061	664,435,887	93.0	7.87	79.2	630
1.50	128	24,773,581	3.5	7.89	79.1	619
2.00	89	24,883,713	3.5	7.70	79.2	669
Total:	3,278	714,093,180	100.0	7.86	79.2	631

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	2,713	559,000,021	78.3	8.01	79.0	625
24	10	3,112,953	0.4	7.66	82.6	634
36	2	368,500	0.1	6.73	63.5	623
60	549	150,805,023	21.1	7.33	80.0	656
120	4	806,683	0.1	7.14	76.4	628
Total:	3,278	714,093,180	100.0	7.86	79.2	631